Exhibit 10.1(3)

Execution Copy

AMENDMENT NO. 3

TO THE

UPS RETIREMENT PLAN

AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2010

WHEREAS, United Parcel Service of America, Inc. (“UPS”) and its affiliated corporations established the UPS Retirement Plan (“Plan”) for the benefit of its employees, in order to provide benefits to those employees upon their retirement, disability, or death, effective as of September 1, 1961; and

WHEREAS, the Plan, as adopted and amended from time to time, was most recently amended and restated in its entirety, effective as of January 1, 2010; and

WHEREAS, the Plan was most recently amended by Amendment No. 2; and

WHEREAS, UPS desires to amend the Plan to (i) correct a scrivener’s error in the definition of Qualified Joint and Survivor Annuity, (ii) conform certain provisions related to funding to the Pension Protection Act of 2006, (iii) provide for payment of Disability Retirement Benefits from the date a Participant made application for Social Security benefits, (iv) provide for the cash out of small Final Average Compensation Formula benefits following receipt of a distribution of the Portable Account, (v) provide for continued benefit accrual for certain Participants who die or become disabled while on qualified military service, (vi) restate Article XII, Retiree Medical Benefits, to conform to current practices, (vii) provide for the adjustment of benefits as required by law for certain members of the Independent Pilots Association who continue to work beyond Normal Retirement Age but work less than forty hours per month and (viii) amend the benefit schedule for Participants who are members of the Independent Pilots Association to reflect Letter of Agreement No. 11-03.

NOW THEREFORE, pursuant to the authority vested in the Board of Directors by Section 7.1 of the UPS Retirement Plan (the “Plan”), the Plan is hereby amended, as follows:

1. Section 1.1(ppp), Qualified Joint and Survivor Annuity, is hereby amended, effective as of January 1, 2006, to read as follows:

(ppp) “Qualified Joint and Survivor Annuity” means a reduced monthly benefit payable to the Participant for his lifetime, and following his death, 50% of the monthly benefit paid to the Participant shall be payable to the person who was his Spouse as of the Annuity Starting Date, provided such Spouse survives the Participant. The last payment of such benefit shall be made as of the first day of the month in which the death of the last to die of the Participant and his Spouse has occurred. This benefit shall be the Actuarial Equivalent of the Normal Form of the Participant’s benefit.

2. Section 3.1, Funding Method and Policy, is hereby amended, effective for Plan Years beginning on or after January 1, 2008, to read as follows:

Section 3.1. Funding Method and Policy. The Employer Companies shall make contributions to or under the Plan for each Plan Year which, in the aggregate, are not less than the amount which the Actuary determines is necessary to satisfy the minimum required contribution as determined under Section 303 of ERISA for the Plan for such Plan Year. The funding method shall be contributions from the Employer Companies and the funding policy shall be such as is consistent with the objectives of the Plan.

3. Section 3.2, Establishment of Funding Standard Account, is hereby deleted in its entirety, effective for Plan Years beginning on or after January 1, 2008, and the word “RESERVED” inserted in the Table of Contents and the text of the Plan.

4. Section 3.3, Payment of Contributions, is hereby amended to delete the last sentence thereof effective for Plan Years beginning on or after January 1, 2008.

5. Section 4.6(b), Disability Application, is hereby amended, effective with respect to Disability Retirement Benefits for which written application is made on or after January 1, 2011, to read as follows:

(b) Disability Application. A Participant must make a written application for a Disability Retirement Benefit to the Committee in accordance with Section 4.1. If the application for a Disability Retirement Benefit is approved by the Committee, the first monthly payment of the Disability Retirement Benefit shall begin with the first calendar month following the month in which the Committee determines the Participant is entitled to a Disability Retirement Benefit but the first such payment shall include a payment for each calendar month during which the Participant is Disabled from (i) (A) for written applications made before January 1, 2011, the later of (1) the date the Participant made an application for Disability Retirement Benefits or (2) the date the Participant made an application for Social Security benefits (B) for written applications made on or after January 1, 2011, the first calendar month following the month in which the Participant terminates employment with the Employer Company due to a Disability through (ii) the benefit commencement date. No interest shall be paid on such make-up payments.

6. Section 5.4(e), Cash-Out of Benefits, is hereby amended, effective for Participants who terminate employment with the Employer Company and all Related Employers on or after January 1, 2011 to read as follows:

(e) Cash-Out of Benefits. Notwithstanding any other provisions of this Plan, following a Participant’s termination of employment with the Employer Company and all Related Employers, the Committee shall pay the Present Value of the Participant’s vested benefit to such Participant in a lump sum, without the Participant’s consent, under the following circumstances:

(i) if the Present Value of the Participant’s entire vested benefit does not exceed $1,000 or

(ii) effective for Participants who terminate employment with the Employer Company and all Related Employers on or after January 1, 2011, if the Participant has both a Portable Account and a vested benefit under a Final Average Compensation Formula, has elected to receive payment of his Portable Account in a single lump sum and the Present Value of the Participant’s entire remaining vested benefit under all Final Average Compensation Formulas does not exceed $1,000.

In the case of a Participant who terminates employment prior to earning a vested benefit hereunder, his benefit shall be deemed to be distributed immediately following such termination of employment. In the event such nonvested Participant is reemployed, his Benefit Service shall be restored in accordance with the rules set forth in the definition of such term.

7. Section 10.11, USERRA, is hereby amended, effective for Participants who die or become disabled on or after January 1, 2007 and whose application for Retirement Benefits or Disability Retirement Benefits is made on or after January 1, 2011, to insert a new paragraph at the end of such Section to read as follows:

Effective for Participants who die or become Disabled on or after January 1, 2007 and whose application for Retirement Benefits or Disability Retirement Benefits is made on or after January 1, 2011, for benefit accrual purposes in accordance with Code § 414(u)(9), a Participant who dies or becomes Disabled while performing qualified military service with respect to an Employer Company and at the time of his death or Disability such Participant had reemployment rights under Chapter 43 of Title 38 of the United States Code, such Participant will be treated as if he had resumed employment with such Employer Company in accordance with such reemployment rights on the day preceding the Participant’s death or Disability (as the case may be) and terminated employment on the actual date of death or Disability. For purposes of this paragraph, the term Disabled means “disabled” within the meaning of Section 1.1(r)(ii).

8. Article XII, RETIREE MEDICAL BENEFITS, is hereby amended, effective January 1, 2011, to read as follows:

ARTICLE XII

RETIREE MEDICAL BENEFITS

Section 12.1. Creation of Separate Account.

(a)	There is created, established and maintained under this Plan a separate account known as the Medical Benefits Account. The Trustee and Committee agree to hold and administer the Medical Benefits Account, and to receive contributions hereto, for the purpose of providing for the payment of certain medical expenses pursuant to Code § 401(h), for Retired Participants and their Covered Dependents. The separate Account shall be for record keeping purposes only. Funds contributed to the Medical Benefits Account need not be invested separately and may be invested in the Committee’s discretion with funds in the funding standard account without identification of which investment properties are allocable to each account. However, where the investment properties are not allocated to each account, the earnings on such properties must be allocated between each account in a reasonable manner.

(b)	(i) No part of the income or corpus of the Medical Benefits Account shall be (either within the taxable year of contribution or thereafter) used for, or diverted to, any purpose other than the providing of Medical Benefits (including the provision of any retirement benefits provided under the Plan), at any time prior to the satisfaction of all liabilities under this Plan with regard to the payment of Medical Benefits in accordance with this Article XII. Notwithstanding the above, the payment of any necessary or appropriate expenses attributable to the administration of the Medical Benefits Account may be made from the income or corpus of such Account.

(ii) Any amounts in the Medical Benefits Account which remain in such account following the satisfaction of all liabilities for the payment of Medical Benefits arising under this Article XII shall be returned to the Employer Companies.

(c)	No amounts shall be paid from the Plan for Medical Benefits to or on behalf of a Key Employee.

Section 12.2 Definitions. Whenever used in this Article XII, the following words shall have the meaning set forth below unless otherwise clearly required by the context:

(a)	“Continuation Coverage” has the meaning ascribed to such term in Section 12.3(c).

(b)	“Covered Dependent” means a Retired Participant’s Spouse or Domestic Partner at the time of retirement (as described in the definition of Retired Participant), and a child of the Retired Participant or the Spouse of a Retired Participant who meets the following conditions:

(i)	The child is unmarried, is the child of a Retired Participant or the Retired Participant’s Spouse, and is under 19 years of age. Said child shall be covered up to the end of the calendar year in which he attains age 19.

(ii)	The child is unmarried, is the child of a Retired Participant or the Retired Participant’s Spouse, is under 25 years of age, is dependent on the Retired Participant for his principal support and maintenance, and is a full-time student. Said child shall be covered up to the end of the calendar year in which he reaches age 25 or ceases to be a full-time student, whichever shall first occur.

The term child shall include an adopted child, step-child, or foster child who is dependent on the Retired Participant or the Spouse of the Retired Participant for his principal support and maintenance.

In no event will the term Covered Dependent include any person who is an eligible Retired Participant himself nor any person who is employed full-time with an Employer Company. If both parents of any Covered Dependent child are eligible Retired Participants, then for the purposes of the coverage, the Covered Dependent child is considered as a Covered Dependent of only the Retired Participant whose birth date is the earlier in the calendar year.

(c)	“DDB Balance” has the meaning ascribed to such term in Section 12.10(c)

(d)	“Defined Dollar Benefit” or “DDB” means the defined dollar benefit credit described in Section 12.10(b).

(e)	“Grandfathered Retired Participant” means a Retired Participant who is also a Grandfathered Participant within the meaning of Article I.

(f)	“Key Employee” means a Retired Participant who at any time was a key employee, within the meaning of Code § 415(i)(1), of any Employer Company, and also means the Covered Dependents of such Retired Participant.

(g)	“Medical Benefits” means the payment of sickness, accident, hospitalization and other Medical Expenses, within the meaning of Code § 401(h), for Retired Participants and their Covered Dependents, which are summarized in The UPS Retired Employees’ Health Care Plan, as amended from time to time, which is incorporated by reference herein.

(h)	“Medical Expense” means expenses for medical care as defined in Code § 213(d)(l) or any substitute therefore.

(i)	“Medicare Eligible Coverage” has the meaning ascribed to such term in Section 12.10(c).

(j)	“Medicare Eligible Coverage DDB Balance” has the meaning ascribed to such term in Section 12.10(c).

(k)	“Participant Contribution” means the contributions to the Plan described in Section 12.10.

(l)	“Pre-Medicare Eligible Coverage” has the meaning ascribed to such term in Section 12.10(c).

(m)	“Pre-Medicare Eligible Coverage DDB Balance” has the meaning ascribed to such term in Section 12.10(c).

(n)	“Qualifying Events” means an event described in Section 12.3(c).

(o)	“Retired Participant” is defined, for purposes of this Article XII, as an individual who satisfies at least one of the subsections (i) through (vi):

(i)	A Participant who (A) was actively working as an Employee until his Early, Normal or Postponed Retirement Date, or who retires pursuant to Section 13.1, (B) in the case of a Participant who first became an Employee on or after January 1, 1989, had at least ten (10) Years of Service (five (5) Years of Service in the case of a Participant retiring under the provisions of Section 13.1) and at least one Year of Service as a Participant in this Plan, and (C) retired from employment as an Employee and was thereupon immediately eligible to receive an Early, Normal or Postponed Retirement Benefit hereunder (including an Early Retirement Benefit under Section 13.1);

(ii)	A Participant who attained his Early Retirement Date (with, in the case of a Participant who first became an Employee on or after January 1, 1989, at least 10 Years of Service at least one of which was as a Participant in this Plan) or his Normal Retirement Date (with, in the case of a Participant who first became an Employee on or after January 1, 1989, at least 5 Years of Service at least one of which was as a Participant in this Plan) and then dies while still employed as an Employee;

(iii)	A Participant who has at least one Year of Service, one year as a Participant in this Plan, has been an employee of an Employer Company or a Related Employer for at least 25 Years of Service (30 Years of Service for deaths prior to January 1, 2008) and then dies while still employed as such an employee shall be considered a “Retired Participant” whose Covered Dependents are eligible to receive Medical Benefits in accordance with this Article;

(iv)	An individual who terminates employment as a result of ceasing to be eligible for his current job classification as the result of the application of a federal statutory or regulatory age limitation shall be eligible for Medical Benefits under this Article XII immediately upon termination of employment, provided, such individual has at least one Year of Service as a Participant in this Plan; or

(v)	A Participant who terminated employment pursuant to the UPS Special Voluntary Separation Opportunity (“SVSO”) on or after January 31, 2007 but prior to March 1, 2007 and who is entitled to benefits under the SVSO.

(vi)	A Participant who (A) as of the time he terminates employment with all Employer Companies and Related Employers is a full-time Employee and has been approved for long-term disability benefits under the UPS Income Protection Plan (or a successor long-term disability benefits plan) and who remains “totally disabled” for purposes of the UPS Income Protection Plan (or successor plan) until his Early or Normal Retirement Date, (B) in the case of a Participant who first became an Employee on or after January 1, 1989, had at least ten (10) Years of Service and at least one Year of Service as a Participant in this Plan, and (C) is eligible to receive an early retirement benefit pursuant to Section 5.2(b) or a Normal Retirement Benefit;

Except as expressly provided in Sections 12.2(e)(i) through (vi) above, the following shall not be a Retired Participant:

(A)	A deferred vested Participant who terminated employment with an Employer Company prior to retirement;

(B)	An individual who first became an Employee on or after January 1, 1989 and who retired with less than 10 Years of Service with an Employer Company or less than One Year of Service as a Participant in this Plan;

(C)	An individual employed, at the time of his retirement, by an Employer Company pursuant to a collective bargaining agreement under which retirement benefits for the individual are to be provided under this Plan, but which does not specifically state that Medical Benefits are also to be provided for said individual under this Article XII. For clarification, a member of one of the locals of the A.F.L.-C.I.O., International Association of Machinists or International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America (“IBT”) identified on Appendix A hereto, which may be amended by resolution of the Committee from time to time, is employed by an Employer Company at the time of his retirement and is eligible, by reason of a collective bargaining agreement, for retirement benefits under this Plan, he shall not be eligible for Medical Benefits under this Plan;

(D)	A Participant who is a Crewmember; or

(E)	A Participant who is still employed by an Employer Company or Related Employer.

(p)	“Retiree Reimbursement Account” or “RRA” has the meaning ascribed to such term in Section 12.10(c).

Section 12.3 Duration of Coverage; Election to Continue Coverage.

(a)	Medical Benefits shall begin to be paid with respect to claims incurred by Retired Participants, or their Covered Dependents, after the date on which coverage for medical expenses ends for such individuals under the UPS Flexible Benefits Plan (or any successor health plan covering active Employees). Thereafter, and subject to subsections (b) and (c) below, Medical Benefits shall continue to be paid with respect to claims incurred up until the end of the calendar month in which the first of the following occurs:

(i)	In the case of a Retired Participant, his death or;

(ii)	In the case of a Covered Dependent who is the Spouse of the Retired Participant, the first to occur of (A) the divorce or legal separation of the Retired Participant and Spouse, (B) the remarriage of the Spouse following the Retired Participant’s death, (C) the date upon which, following the Retired Participant’s death, the Spouse becomes eligible for coverage under any other group health plan as the result of his employment, or (D) the death of the Spouse;

(iii)	In the case of a Covered Dependent who is the child of the Retired Participant, the first to occur of (A) the date on which the Covered Dependent ceases to be eligible for coverage as such, or (B) the date upon which, following the Retired Participant’s death, the child becomes eligible for coverage under any other group health plan as the result of his employment, or the employment of the Retired Participant’s surviving Spouse; and

(iv)	the date upon which this Plan ceases to provide Medical Benefits to all or an affected class of Retired Participants and/or Covered Dependents.

(b)

Notwithstanding Section 12.3(a), in the event that a Participant Contribution is required to be paid with respect to Medical Benefits for any Retired Participant or Covered Dependent, payment of Medical Benefits shall cease to be made with respect to claims incurred by such individuals during any calendar month for which a Participant Contribution is due but is not timely paid. A Retired Participant may elect to discontinue Medical Benefits for his Covered Dependents (in favor of no or a reduced level of benefits as may be permitted from time to time by the Committee) by filing a form for this purpose with the Committee or its designee, and by providing such other information as the Committee or its designee shall require. In such event, payment of Medical Benefits shall cease to be made with respect to claims incurred by such Covered Dependents after the effective date of the discontinuance of coverage, or in the case of the election of a reduced level of benefits, when the applicable limitations with respect to such reduced benefit level have been exceeded or the Retired Participant (or Covered Dependent) ceases to pay any required Participant Contribution necessary to sustain the benefit level elected. The Committee may establish procedures for permitting Covered Dependents for whom Medical Benefits have been discontinued to later resume coverage, but only upon the provision of evidence satisfactory to the Committee of medical insurability.

(c)	Notwithstanding Section 12.2(a), in certain circumstances and for a limited period of time, commencing on and after January 1, 1987, a Covered Dependent who would otherwise be ineligible for Medical Benefits under this Article XII due to the death or divorce of the Retired Participant, or who is no longer a Covered Dependent, shall be entitled to elect to continue to be eligible for such Medical Benefits (“Continuation Coverage”) upon the occurrence of the following events (“Qualifying Events”):

(i)	In the event of the death of the Retired Participant, a Covered Dependent may elect to continue to be eligible for Medical Benefits for a period not to exceed 36 months following the Retired Participant’s death, subject to the restrictions of Section 12.3(c)(iv).

(ii)	In the event of the divorce of a Retired Participant from his Spouse, such Spouse may elect to continue to be eligible for Medical Benefits for a period not to exceed 36 months following the date upon which coverage would otherwise cease under the terms of the Plan, subject to the restrictions of Section 12.3(c)(iv).

(iii)	Upon the attainment by a child of a Retired Participant of the date, as set forth in paragraphs (a)(i) and (ii) of Section 12.2, when he is no longer a Covered Dependent, such child may elect to continue to be eligible for Medical Benefits for a period not to exceed 36 months following such date, subject to the restrictions of Section 12.3(c)(iv).

(iv)	Notwithstanding the foregoing paragraphs (i), (ii) and (iii), Continuation Coverage for a Covered Dependent shall cease upon the first to occur of the following:

(A)	The date that such Covered Dependent becomes covered (as an employee or otherwise) under any other group health plan which does not contain any exclusion or limitation with respect to any preexisting condition of such individual.

(B)	The date that such Covered Dependent becomes entitled to receive Medicare benefits under Title XVIII of the Social Security Act.

(C)	The date upon which this Plan ceases to provide retiree medical benefits to any Retired Participant and his Covered Dependents, and the Employer Companies do not provide such benefits through another funding vehicle or group health plan or plans.

(D)	The date upon which coverage ceases as a result of the Covered Dependent failing to make timely payment of the premium required pursuant to Section 12.(3)(d).

(d)	The Committee shall require the payment of a premium by a Covered Dependent for any period of Continuation Coverage, subject to the following restrictions:

(i)	The decision to require payment of a premium, and the amount of such premium, shall be applied consistently to all Covered Dependents of Retired Participants similarly situated;

(ii)	The premium shall not exceed 102 percent of the “applicable premium” for such period, as that term is defined in ERISA § 604; and

(iii)	The premium may, at the election of the Covered Dependent, be made in monthly installments.

If an election by a Covered Dependent to receive Continuation Coverage is made after the occurrence of the Qualifying Event, the Covered Dependent shall be permitted to pay for Continuation Coverage during the period preceding the election, such payment to be made within 45 days of the date of the election.

(e)	(i) The Committee, or its delegate, shall inform each Retired Participant and his Spouse (if any) of the rights provided under this Section 12.3, at the time of commencement of coverage under this Article or as otherwise provided by law.

(ii)	The Committee, or its delegate, shall notify each Covered Dependent eligible to elect Continuation Coverage of his rights under this Section 12.3 within 14 days after the Committee, or its delegate, is notified of the occurrence of a Qualifying Event as set forth in Section 12.3(c). Notification to a Covered Dependent who is the Spouse of the Retired Participant shall be treated as notification to all other Covered Dependents who may be eligible to elect Continuation Coverage and who reside with such Spouse at the time such notification is made.

(f)	A Covered Dependent must affirmatively elect, by a writing delivered to the Committee or its delegate, to receive Continuation Coverage. Such election must be made no later than 60 days after the later of (1) the date of the Qualifying Event or (2) the date such Covered Dependent receives notice under Section 12.3(e)(ii).

Section 12.4 Funding Method and Policy. All contributions to fund Medical Benefits provided under this Article XII shall be made by the Employer Companies, except those relating to (i) Continuation Coverage provided for in Section 12.3 hereof and (ii) that portion of coverage with respect to which Participant Contributions are required as provided for in Section 12.10 hereof. Subject to the restrictions of this Section 12.4 and Section 12.5, and taking into account Participant Contributions and contributions for Continuation Coverage, the Employer Companies shall contribute to the Medical Benefits Account an annual amount which is reasonably estimated to cover the total cost of the Medical Benefits to be provided hereunder and which satisfies the general requirements applicable to deductions allowable under Code § 404 (as set forth in Treasury Regulation § 1.404(a)-1). The total cost of providing Medical Benefits shall be determined in accordance with any generally accepted actuarial method which is reasonable in view of the provisions and coverage of the Plan, the funding medium, and other applicable considerations. The amount deductible by each Employer Company on account of such contributions for any taxable year shall not exceed the greater of:

(a)	An amount determined by distributing the remaining unfunded costs of past and current service credits as a level amount, or as a level percentage of compensation, over the remaining future service of each Participant employed by the Employer Company.

(b)	10 percent of the cost which would be required to completely fund or purchase Medical Benefits provided hereunder for the Participants employed by the Employer Company and their Covered Dependents.

In determining the amount deductible, an Employer Company must apply either paragraph (a) for all Participants or paragraph (b) for all Participants. If contributions paid by an Employer Company in a taxable year to fund Medical Benefits hereunder exceed the limitation of this Section, but otherwise satisfy the conditions for deduction under Code § 404, then the excess contributions may be carried over in accordance with the provisions of Treasury Regulation § 1.404(a)(3)(f) and be deducted in a later year. For the purpose of applying paragraph (a), if the remaining future service of a Participant is one year or less, it shall be treated as one year.

Section 12.5 Subordination to Retirement Benefits.

(a)	It is intended that the Medical Benefits provided under this Article XII, when added to any Life Insurance Protection provided under this Plan be subordinate at all times to the retirement benefits provided under this Plan. Therefore, the aggregate of contributions (made after the effective date of this Article XII) for the funding of Medical Benefits pursuant to this Article XII, as well as any Life Insurance Protection, shall at no time exceed 25 percent of the aggregate contributions (made after such effective date) other than contributions to fund past service credits.

(b)	For purposes of this Section 12.5, “Life Insurance Protection” means any benefit paid under the Plan on behalf of a Participant as a result of the Participant’s death to the extent such payment exceeds the amount of the reserve to provide the retirement benefits for such Participant existing at his death.

Section 12.6 Forfeitures. In the event that a Participant’s interest in the Medical Benefits Account is forfeited prior to termination of such account, an amount equal to the amount of the forfeiture must be applied as soon as possible to reduce Employer contributions to fund the Medical Benefits provided under this Article XII.

Section 12.7 Benefits Provision. The benefits payable pursuant to this Article XII shall be limited to the payment of Medical Benefits for Retired Participants and their Covered Dependents. No benefit shall be provided which is not described in Code § 401(h) or the Regulations thereunder. It is anticipated that the same level of Medical Benefits shall be provided to all eligible Retired Participants, and in any event the Medical Benefits provided under this Article XII and the Employer contributions to fund said Medical Benefits shall not discriminate in favor of the officers, shareholders, supervisory employees, or highly compensated employees of the Employer Companies within the meaning of Treasury Regulation § 1.401-14.

Section 12.8 Supervision of Account. The Committee shall have general supervision of the operation of the Medical Benefits Account shall conduct the business of said Account, including the administration of claims, in accordance with Article IX and the other provisions of this Plan, except as otherwise provided in this Article XII, or in accordance with applicable law.

Section 12.9 Coordination with Employer-Maintained Group Medical Insurance for Active Participants and their Covered Dependents. Notwithstanding any other provision of this Article XII, if a Retired Participant, or his Covered Dependent, is eligible for Medical Benefits under this Article XII and also eligible for medical benefits under another group medical insurance plan sponsored and maintained by an Employer Company for active employees and their covered dependents (for example, the UPS Insurance Plan) (“Alternate Plan”), then no Medical Benefits under this Article XII shall be paid. Payment of Medical Benefit under this Article XII shall commence on the day following the day eligibility for benefits under the Alternate Plan ceases.

Section 12.10 Participant Contributions.

(a)	The Committee may, from time to time, require Retired Participants and Covered Dependents to pay a portion of the cost of Medical Benefits as an annual contribution (a “Participant Contribution”), and shall in such event establish objective procedures for determining the amount and payment of Participant Contributions.

(b)	Effective for individuals who first become Retired Participants on or after January 1, 1993, and their Covered Dependents, an annual Participant Contribution shall be required in an amount equal to the excess of (i) over (ii) where:

(i)	is the projected per-capita cost of providing Medical Benefits for Retired Participants and/or Covered Dependents, or specified classes thereof, for the Plan Year, as determined by the Committee in accordance with such reasonable nondiscriminatory procedures as it shall adopt from time to time; and

(ii)	is the Retired Participant’s Defined Dollar Benefit (“DDB”) balance, as described in Section 12.10(c) or (d) below.

(c)	Subject to the rules of this Section 12.10(c), a Retired Participant will earn a DDB amount for each Year of Service with an Employer Company which will be applied to purchase Medical Benefits before the Retired Participant or his Covered Dependents become eligible for Medicare (“Pre-Medicare Eligible Coverage”) and after the Retired Participant or his Covered Dependents become eligible for Medicare (“Medicare Eligible Coverage”). The DDB amount earned for each Year of Service with an Employer Company will be accumulated over the period that the Retired Participant is employed with an Employer Company as a DDB balance (the “Pre-Medicare Eligible Coverage DDB Balance” and “Medicare Eligible Coverage DDB Balance,” collectively, the “DDB Balance”).

(d)

A Retired Participant’s DDB amount for any Year of Service after December 31, 2000 with an Employer Company will be equal to the DDB amount for the Employer Company for which the Retired Participant performed service during that Plan Year as set forth in Appendix F. If a Retired Participant performs service under more than one schedule in any Plan Year, the Retired Participant shall receive credit for his Year of Service, if any, completed in that Plan Year under the schedule with the highest DDB amount under which he has at least one Hour of Service. The DDB amount for each Year of Service with an Employer Company while it is an Employer Company completed prior January 1, 2001 shall be equal to $250 for Pre-Medicare Eligible Coverage and $42 for Medicare Eligible Coverage. However, except as provided in Appendix F, no DDB amount shall be earned for Years of Service with an Employer Company that first becomes an Employer Company on or after January 1, 2001 completed before that Employer Company first began to offer Medical Benefits under this Plan. Except as provided Section 12.10(g)(ii), in no event shall the Pre-Medicare Eligible Coverage DDB Balance exceed $7500 or the Medicare Eligible Coverage DDB Balance exceed $1260. Notwithstanding the foregoing, a Grandfathered Retired Participant’s DDB amount for any Year of Service (up to a maximum of $7,500) with an Employer Company shall never be less than $250 for Pre-Medicare Eligible Coverage and $42 for Medicare Eligible Coverage.

(e)	The Retired Participant and his Spouse or Domestic Partner each may apply the DDB Balance to purchase Medical Benefits. A bookkeeping account, the Retiree Reimbursement Account (“RRA), will be established for each of the Retired Participant and his Spouse or Domestic Partner, if any, for each Plan Year in which a Retired Participant and his Spouse or Domestic Partner is eligible for Continuation Coverage The RRA will be credited with the Retired Participant’s Pre-Medicare Eligible Coverage DDB amount or Medicare Eligible DDB amount. If the Retired Participant has Covered Dependents who are children, they will be treated as a unit with the younger of the Retired Participant and his Spouse. If the Retired Participant does not have a Spouse or Domestic Partner, the Covered Dependents who are children will be treated as a separate unit and the Retired Participant and his Covered Dependent unit each may have a RRA and apply the DDB Balance to purchase Pre-Medicare Eligible Coverage or Medicare Eligible Coverage. Any unused DDB Balance in the RRA may not be carried forward from one Plan Year to a future Plan Year.

(f)	The Pre-Medicare Eligible Coverage DDB Balance is applied to the Participant Contribution for each Plan Year (or portion thereof) prior to the calendar month in which the Retired Participant or his Spouse or Domestic Partner, as applicable, becomes eligible for Medicare. The Medicare Eligible Coverage DDB Balance is applied to the Participant Contribution for each Plan Year (or portion thereof) from the first day of the calendar month in which the Retired Participant or his Spouse or Domestic Partner, as applicable, becomes eligible for Medicare. The DDB Balance of a Covered Dependent who is not a Spouse or Domestic Partner will be adjusted to the Medicare Eligible Coverage DDB Balance as of the first day of the calendar month in which the younger parent first becomes eligible for Medicare or if there is no Spouse or Domestic Partner, as of the first day of the calendar month in which the Retired Participant first becomes eligible for Medicare.

(g)	The DDB Balance credited to a Retired Participant is determined as follows:

(i)	For a Retired Participant who did not complete at least one Year of Service with an Employer Company prior to 1993, the DDB Balance is the sum of the DDB amounts for each of the Retired Participant’s Years of Service with an Employer Company as determined under Section 12.10(d).

(ii)	For each Grandfathered Retired Participant who completed at least one Year of Service with an Employer Company prior to 1993, the DDB Balance is calculated as follows:

(A)	The sum of the DDB amounts for each of his Years of Service with an Employer Company as determined under Section 12.10(d) subject to the maximum DDB balance thereunder plus

(B)	Two times the DDB amount for each of his Years of Service with an Employer Company completed prior to January 1, 1993 (up to a maximum of $15,000 for Pre-Medicare Eligible Coverage and $2520 for Medicare Eligible Coverage).

(iii)	As a minimum, each Grandfathered Retired Participant described in Section 12.10(g)(ii) shall be credited with a minimum DDB Balance in accordance with the following table:

Age at Retirement from Employment with the Employer Company		Minimum DDB Amount Medicare Eligible Coverage
Pre-Medicare Eligible
65 or older	$7500	$1260
64	$7250	$1218
63	$7000	$1176
62	$6750	$1134
61	$6500	$1092
60	$6250	$1050
59	$6000	$1008
58	$5750	$966

Age at Retirement from Employment with the Employer Company		Minimum DDB Amount Medicare Eligible Coverage
Pre-Medicare Eligible
57	$5500	$924
56	$5250	$882
55	$5000	$840

(h)	Notwithstanding any contrary provision of this Section 12.10,

(i)	a Retired Participant hired by an Employer Company or a Related Employer on or after January 1, 2006 shall not earn a DDB amount;

(ii)	A Retired Participant hired by Overnite or by Motor Cargo after December 31, 2001 shall not earn a DDB amount;

(iii)	an LTD Participant or a Participant receiving a Disability Retirement Benefit shall not earn Year of Service credit or a DDB amount while he is a LTD Participant or is receiving a Disability Retirement Benefit; and

(iv)	an individual shall not earn a DDB amount while he is performing services for an Employer Company or a Related Employer, as a “leased employee” or who otherwise is not classified on the payroll as an employee of an Employer Company or a Related Employer regardless of whether he is reclassified as an employee.

9. Section 7.1 of Appendix M, Funding Method and Policy, is hereby amended, effective for Plan Years beginning on or after January 1, 2008, to read as follows:

Section 7.1. Funding Method and Policy. The Employers shall make contributions to or under the Plan for each Plan Year which, in the aggregate, are not less than the amount which the Actuary determines is necessary to satisfy the minimum required contribution as determined under Section 303 of ERISA for the Plan for such Plan Year. The funding method shall be contributions from the Employers and the funding policy shall be such as is consistent with the objectives of the Plan.

10. Section 7.2 of Appendix M, Establishment of Funding Standard Account, is hereby deleted in its entirety, effective for Plan Years beginning on or after January 1, 2008, and the word “RESERVED” inserted in the Table of Contents and the text of the Appendix M.

11. Section 7.3 of Appendix M, Payment of Contributions, is hereby amended to delete the last sentence thereof effective for Plan Years beginning on or after January 1, 2008.

12. Appendix M for the Independent Pilots Association is hereby amended, effective beginning with bid period 12-01 of 2011, by inserting the attached Addendum B at the end of Appendix M.

13. Except as amended by this Amendment No. 3, the Plan as in effect immediately prior to the date of this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned certify that United Parcel Service of America, Inc. based upon action by the Board of Directors on December 19th, 2011 has caused this Amendment No. 3 to be adopted.

ATTEST:	UNITED PARCEL SERVICE OF AMERICA, INC.

/s/ Teri P. McClure	/s/ D. Scott Davis
Teri P. McClure	D. Scott Davis
Secretary	Chairman

ADDENDUM B

LETTER OF AGREEMENT NO. 11-03

This Addendum B is added to Appendix M pursuant to that letter of agreement between United Parcel Service Co. and the Independent Pilots Association dated October 27, 2011 (“LOA No. 11-03”) and shall apply to each Participant who has an Hour of Covered Employment on or after December 4, 2011 (“Eligible Participant”)

References to Sections are to Sections of Benefit Schedule II for Independent Pilots Association of the UPS Retirement Plan Appendix M for the Independent Pilots Association unless otherwise expressly indicated.

1. In addition to the Credit for Periods of Covered Employment provided in Section 3.2, each Eligible Participant who takes a Short Term Voluntary Leave of Absence under the terms of the Letter of Agreement No. 11-03 (“VLOA”) shall receive a Monthly Unit of Service Credit for each month in which he is on a VLOA. In no event shall such Eligible Participant (a) receive more than one (1) Monthly Unit of Service Credit for the same calendar month or (b) receive more than one (1) year of Service Credit for the same calendar year.

2. An Eligible Participant who is a “RDG crewmember” as described in LOA No. 11-03 who maintains “active status” for a bid period will be credited with not less than 150 Hours of Covered Employment for that bid period. If an Eligible Participant who is a RDG crewmember does not maintain “active status” for a bid period, such Eligible Participant’s Hours of Covered Employment shall be based on such Eligible Participant’s actual pay and credit for such bid period. “Active status” means 37.5 hours of pay and credit accumulated in a bid period.